MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

FLORIDA MUNICIPAL BOND FUND

SERIES #6

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/01/01	Tampa Bay Wtr FL Util 5.25% 10/1/18	$4,000,000	$309,370,000	Raymond James
12/19/01	Puerto Rico Pub Fin Auth 5.75% 8/1/30	$2,900,000	$1,095,845,000	Morgan Stanley